LETTER AGREEMENT

Henderson Global Investors (North America) Inc.
737 N. Michigan, Suite 1950
Chicago, Illinois  60605

         This Agreement is made as of this 30th day of November 2006 between HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (the "Adviser") and HENDERSON INVESTMENT MANAGEMENT LIMITED (the "Subadviser").

         WHEREAS, the Adviser and the Subadviser have entered into a Sub-Advisory Agreement dated August 31, 2001 (the "Sub-Advisory Agreement"), as amended by letter agreement dated August 1, 2005 and January 31, 2006, under which the Adviser has agreed to retain the Subadviser to render investment advisory services to the Henderson European Focus Fund, Henderson Global Technology Fund, Henderson International Opportunities Fund and Henderson Japan-Asia Focus Fund (the "Existing HIML Sub-Advised Portfolios") of the Henderson Global Funds (the "Trust"), and the Subadviser has agreed to render such services to the Existing HIML Sub-Advised Portfolios, together with any other Trust portfolios that may be established later;

         WHEREAS, pursuant to Paragraph 1 of the Sub-Advisory Agreement, the Adviser hereby notifies the Subadviser of its desire to retain the Subadviser to render investment advisory services to two additional portfolios of the Trust to be known as the Henderson Global Equity Income Fund and the Henderson Global Opportunities Fund (collectively, the "New Portfolios" and individually a "New Portfolio"); and

         WHEREAS, by signing this Agreement below, the Subadviser agrees to render such services, whereupon the New Portfolios shall become Portfolios under the Sub-Advisory Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Adviser and the Subadviser agree as follows:

1. The Adviser hereby appoints the Subadviser as subadviser for the New Portfolios under the Sub-Advisory Agreement and the Subadviser hereby accepts such appointment and agrees to perform the services and duties set forth in the Sub-Advisory Agreement on the terms set forth therein, except as otherwise provided in this Agreement.

2. This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided in Paragraph 3 of the Sub-Advisory Agreement, shall continue until August 30, 2008. Thereafter, this Agreement will be extended with respect to the New Portfolios for successive one-year periods ending on August 30 of each year, subject to the provisions of Paragraph 3 of the Advisory Agreement.

3. For the services provided and the expenses assumed under this Agreement, the Adviser shall pay the Subadviser a fee for each New Portfolio, computed daily and payable monthly, at an annual rate equal to:

         Henderson Global Equity Income Fund:
         0.80% on the first $500 million of daily net assets; 0.70% on the next $500 million of daily net assets; 0.60% on the next $500 million of daily net assets;
         and 0.50% on average daily net assets over $1.5 billion

         Henderson Global Opportunities Fund:
         1.00% on the first $1 billion of daily net assets;
         0.85% on the next $1 billion of daily net assets; and 0.75% on average daily net assets over $2 billion

4. All the other terms and conditions of the Sub-Advisory Agreement shall remain in full effect.

5. This Agreement is hereby incorporated by reference into the Sub-Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Sub-Advisory Agreement, the terms of the Sub-Advisory Agreement are controlling.

         IN WITNESS WHEREOF, the Adviser and the Subadviser have cause this Agreement to be executed as of the day and year first above written.

                                             HENDERSON GLOBAL INVESTORS
                                             (NORTH AMERICA) INC.


                                             By:  /s/ Christopher K. Yarbrough
                                                  ----------------------------
                                                  Name: Christopher K. Yarbrough
                                                  Title: Corporate Secretary
ATTEST:      /s/ Karen Buiter
             ----------------
             Name: Karen Buiter
             Title: Operations Manager
                                             HENDERSON INVESTMENT
                                             MANAGEMENT LIMITED

                                             By:  /s/ James de Sausmaruz
                                                  -----------------------
                                                  Name: James de Sausmaruz
                                                  Title:
ATTEST:      /s/ Julian Eustace
             ------------------
             Name: Julian Eustace
             Title: Solicitor